UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	December 7, 2007
MSC Industrial Direct Co., Inc.
(Exact name of registrant as specified in its charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Maxess Road, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (516) 812-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 7, 2007, the Company, after consulting with independent counsel, notified the New York Stock Exchange (“NYSE”) that during the period from on or about February 1, 2007 to December 7, 2007, the Company was not in compliance with the independent director requirements under Sections 303A.01, 303A.04, 303A.05, 303A.06 and 303A.07 of the NYSE Listed Company Manual (“Listing Standards”) because Mr. Raymond Langton, a member of the Company’s Board of Directors (“Board”) and each of the Board’s Committees, had ceased to be independent under the Listing Standards as a result of Mr. Langton becoming an employee of a company owned by Mr. Mitchell Jacobson, Chairman of the Company, and members of his family.  The Listing Standards require that a majority of the Company’s directors, and all members of the Company’s Audit Committee, Nominating and Corporate Governance Committee (“Governance Committee”) and Compensation Committee, be independent.  Because Mr. Langton ceased to be independent, only three of the seven members of the Board, and only three of the four members of each Committee of the Board, were independent; accordingly, the Company was not in compliance with the independent director requirements under the Listing Standards during this period.

Mr. Jacobson and Mr. Langton informed the Governance Committee in late November 2007 that in February 2007 Mr. Jacobson and members of his family formed a private investment company and employed Mr. Langton as an executive officer of that company at a salary of $300,000 per annum, effective March 1, 2007 ($150,000 was paid to Mr. Langton by that private investment company during the Company’s fiscal year ended September 1, 2007).  The Company has confirmed that this private investment company has not made any investments to date.

The Governance Committee also determined that under the Company’s corporate governance procedures, Mr. Jacobson and Mr. Langton should have provided the Governance Committee with advance notice of their arrangements for the Governance Committee’s prior review and approval in order to avoid even the appearance of a conflict of interest.  Mr. Jacobson has offered, and the Governance Committee has accepted such offer, to reimburse the Company for certain legal fees and expenses incurred by the Company in connection with the review of these matters.

Mr. Langton, who, until December 7, 2007, served as a member of the Board, the Audit Committee and the Governance Committee and who was Chairman of the Compensation Committee, resigned on December 7, 2007 from the Board and each of these committees.  Following Mr. Langton’s resignation, the Audit, Governance and Compensation Committees are each comprised of three members, each of whom is independent; accordingly, these committees are now in compliance with the independent director requirements under Sections 303A.04, 303A.05, 303A.06 and 303A.07, respectively, of the Listing Standards.  Mr. Denis Kelly, Chairman of the Governance Committee, has been appointed as the Chairman of the Compensation Committee and Mr. Philip Peller, Chairman of the Audit Committee (and the Audit Committee’s “financial expert”), has been appointed as Lead Director of the Board.

In addition, on December 7, 2007, Mr. Charles Boehlke, Executive Vice President and Chief Financial Officer of the Company, volunteered to resign as a member of the Board solely in order to re-establish the composition of the Board with a majority of independent directors, as required by the Listing Standards; accordingly, the Board is now in compliance with the independent director requirements under Section 303A.01 of the Listing Standards.

The Governance Committee and the Board have determined that all actions which had been taken by the Board and the Audit, Governance and Compensation Committees since Mr. Langton ceased being independent had been approved by the unanimous vote of the remaining members of the Board and the Committees, respectively, and that Mr. Langton’s arrangement with Mr. Jacobson had no impact on the actual independence of the actions taken by the Board or the Committees.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Directors.

As described in greater detail under Item 3.01 above, Messrs. Langton and Boehlke resigned as directors of the Company, effective December 7, 2007.  Mr. Langton also resigned from the Audit Committee, Nominating Committee and Compensation Committee.  Mr. Boehlke remains as the Executive Vice President and Chief Financial Officer of the Company.

In letters to the Board dated December 7, 2007, Messrs. Langton and Boehlke stated that they had no disagreement with the Board or its policies.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            MSC Industrial Direct Co., Inc.

Date:  December 13, 2007                                                                By: /s/ Charles Boehlke
                                Name: Charles Boehlke
                                    Title: Executive Vice President
                                                    and Chief Financial Officer